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Exhibit 99.1

Individual Trustees George Allman, Jr. Gary C. Evans Jeffrey S. Swanson
TEL OFFSHORE TRUST JPMORGAN CHASE BANK, CORPORATE TRUSTEE P.O. BOX 550 / (512) 479-2562 / AUSTIN, TEXAS 78789

  TEL OFFSHORE TRUST ANNOUNCES THIRD QUARTER 2004 DISTRIBUTION

AUSTIN, TEXAS October 1, 2004—TEL OFFSHORE TRUST announced the Trust's quarterly distribution for the third quarter of 2004. The amount available for distribution will be $2,874,011 or $.604863 per Unit. The third quarter distribution will be payable on October 11, 2004.

A summary of activity on the Trust properties follows. Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties increased 12% to $5,386,991 in the third quarter of 2004 from $4,802,411 in the second quarter of 2004. Gas volumes during the third quarter of 2004 increased 3% to 856,415 Mcf, compared to 831,791 in the second quarter of 2004, primarily due to higher production from the F-3 well on Ship/Shoal 182/183. The average price received for natural gas increased 9% to $6.29 per Mcf in the third quarter of 2004 from $5.77 per Mcf in the second quarter of 2004.

Crude oil revenues recorded by the Working Interest Owners decreased 7% to $8,391,210 in the third quarter of 2004 from $8,987,940 in the second quarter of 2004. Oil volumes during the third quarter of 2004 decreased 12% to 232,854 barrels, compared to 263,464 barrels of oil produced in the second quarter of 2004. Oil volumes decreased primarily due to the shut in of Eugene Island 339 for 8 days in June for a rig move, and natural production declines after an initial strong start on the C-19 well and the C-5 well being choked back because of sand production on Eugene Island 339.

The Trust's share of capital expenditures increased by $2,615,394 in the third quarter of 2004 to $3,263,473, as compared to $648,079 in the second quarter of 2004. The higher capital expenditures in the third quarter of 2004 were due primarily to $3,191,000 in charges for the B-2 side-track project on Eugene Island 339. The Trust has been advised that this B-2 side-track well on Eugene Island 339 came on line on August 5, 2004, producing at a rate of 250 barrels per day gross.

The Trust's share of operating expenses decreased by $406,520 in the third quarter of 2004 to $806,593 as compared to the second quarter of 2004 primarily to dry hole expenses in the second quarter of 2004.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net release of funds of $942,932 from the Trust's Special Cost Escrow Account in the third quarter of 2004, compared to a net release of $336,232 in the second quarter of 2004. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust's Form 10-K for 2003 under "Business-Principal Trust Risk Factors." Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK,
AS CORPORATE TRUSTEE
CONTACT: Mike Ulrich
(512) 479-2562
www.businesswire.com/cnn/tel-offshore.htm

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  Exhibit 99.1